Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Pre-Effective Amendment No. 5 to the registration statement on Form S-1 (the “Registration Statement”) of STREAM Exchange Traded Trust (formerly, BNP Paribas Exchange Traded Trust) of our report dated April 12, 2012 relating to the combined statement of financial position of STREAM Exchange Traded Trust and the individual statements of financial position of STREAM Enhanced Volatility Fund (formerly, BNP Paribas Enhanced Volatility Fund) and STREAM S&P Dynamic Roll Global Commodities Fund (formerly, BNP Paribas S&P Dynamic Roll Global Commodities Fund), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 30, 2012